Continental Materials Corporation Reports Unaudited Second Quarter Results

CHICAGO, IL -- (Marketwire - August 27, 2009) - Continental Materials Corporation (NYSE Amex: CUO) today reported net income of $1,140,000 or 71 cents per diluted share for the second quarter ended July 4, 2009 compared to a net loss of $267,000 or 17 cents per diluted share for the second quarter of 2008. Net income from continuing operations was $1,178,000 or 74 cents per diluted share for the three months ended July 4, 2009 compared to $99,000 or six cents per diluted share for the prior year's quarter. Sales from continuing operations for the 2009 quarter were $28,682,000 a decline of $9,047,000 or 24% from the second quarter of 2008. The decreased sales were the result of a significant slowdown in the construction activity in Colorado and reduced sales of fan coils in the Heating and Cooling segment due to the weak commercial construction market. The income before income taxes in the current quarter includes a gain of $2,026,000 from the sale of land in Colorado Springs. The gain on an after-tax basis was $1,317,000 or 82 cents per share.

On July 17, 2009 the company sold its Rocky Mountain Ready Mix Concrete, Inc. (RMRM), subsidiary. The results of RMRM for both the current and prior periods have been reported as a discontinued operation. The loss from the discontinued operation excluding asset impairment charges and the related income tax credits was a $508,000 compared to a loss of $384,000 in the second quarter of 2008. The net loss from the discontinued operation for the second quarter of 2009 was $38,000, three cents per diluted share, which included a pre-tax impairment charge of $647,000 offset by an income tax credit of $1,117,000. The net loss for the comparable 2008 period was $366,000, 23 cents per diluted share.

For the six months ended July 4, 2009 the net income was $650,000 compared to a net loss of $1,398,000 for the first six months of 2008. Net income from continuing operations for the first six months of 2009 was $1,099,000 or 69 cents per diluted share compared to a net loss of $650,000 or 40 cents per diluted share for the comparable 2008 period. The net income for the first half of 2009 includes the $2,026,000 profit ($1,317,000 after tax) from the sale of land in Colorado Springs as reported above for the second quarter.

Consolidated sales from continuing operations in the first half of 2009 declined $10,075,000 or 14.5% from the first half of 2008 due to same reasons discussed for the quarter.

The loss from the discontinued operation for the first six months of 2009 excluding asset impairment charges and the related income tax credits was a loss of $1,052,000 compared to a loss of $923,000 in the comparable period of 2008. The net loss from discontinued operations was $449,000 for the six months ended July 4, 2009 compared to a $748,000 net loss for the first six months of 2008. The results from the discontinued operation for the first six months of 2009 includes the same pre-tax impairment charge of $647,000 offset by an income tax credit of $1,250,000.

CAUTIONARY STATEMENT -- Statements in this document that are not historical facts are forward-looking statements. It is important to note that the company's actual results could differ materially from those projected in such forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those suggested in the forward-looking statements is contained in the company's Annual Report on Form 10-K for the year ended January 2, 2009 filed with the Securities and Exchange Commission, as the same may be amended from time to time. Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. The future results and shareholder values of the company may differ materially from those expressed in these forward-looking statements. Many of the factors that will determine these results and values are beyond the company's ability to control or predict. Shareholders are cautioned not to put undue reliance on forward-looking statements. In addition, the company does not have any intention or obligation to update forward-looking statements after the date hereof, even if new information, future events, or other circumstances have made them incorrect or misleading. For those statements, the company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

                  CONTINENTAL MATERIALS CORPORATION
                     SUMMARY OF SALES AND EARNINGS
                            (Unaudited)

                        Three Months Ended           Six Months Ended
                       July 4,       June 28,      July 4,      June 28,
                        2009          2008          2009          2008
                    ------------  ------------  ------------  ------------

Sales               $ 28,682,000  $ 37,729,000  $ 59,592,000  $ 69,667,000

Operating income
 (loss)                2,190,000       388,000     2,219,000      (549,000)

Interest expense,
 net                    (382,000)     (245,000)     (535,000)     (534,000)

Other income
 (expense), net            5,000       (15,000)       17,000        35,000
                    ------------  ------------  ------------  ------------

Income (loss) from
 continuing
 operations before
 income taxes          1,813,000       158,000     1,701,000    (1,048,000)

Provision (benefit)
 for income taxes        635,000        59,000       602,000      (398,000)
                    ------------  ------------  ------------  ------------

Net income (loss)
 from continuing
 operations            1,178,000        99,000     1,099,000      (650,000)

Loss from
 discontinued
 operation net of
 income tax benefit
 (provision)             (38,000)     (366,000)     (449,000)     (748,000)
                    ------------  ------------  ------------  ------------

Net income (loss)   $  1,140,000  $   (267,000)      650,000    (1,398,000)
                    ============  ============  ============  ============

Net income (loss)
 per basic and
 diluted share:
  Continuing
   operations       $        .74  $        .06  $        .69  $       (.40)
  Discontinued
   operations               (.03)         (.23)         (.28)         (.47)
                    ------------  ------------  ------------  ------------
  Net income (loss)
   per basic and
   diluted share    $        .71  $       (.17) $        .41  $       (.87)
                    ============  ============  ============  ============

Average shares
 outstanding           1,598,000     1,599,000     1,598,000     1,600,000
                    ============  ============  ============  ============

CONTACT:
Mark S. Nichter
Continental Materials Corporation
(312) 541-7207